Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

GREEN MOUNTAIN COFFEE ROASTERS, INC.,

a Delaware corporation;

PEBBLES ACQUISITION SUB, INC.,

a Delaware corporation; and

DIEDRICH COFFEE, INC.,

a Delaware corporation

Dated as of December 7, 2009

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of December 7, 2009, by and among: GREEN MOUNTAIN COFFEE ROASTERS, INC., a Delaware corporation (“Parent”); PEBBLES ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”); and DIEDRICH COFFEE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The boards of directors of Parent, Acquisition Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. Concurrently with the execution of this Agreement, the Company has terminated the Agreement and Plan of Merger dated as of November 2, 2009 by and among the Company, Peet’s Coffee & Tea, Inc. (“Peet’s”) and Marty Acquisition Sub, Inc. (as amended, the “Peet’s Merger Agreement”) in accordance with its terms.

C. Concurrently with the termination of the Peet’s Merger Agreement, a termination fee of $8,517,000 has been paid to Peet’s pursuant to Section 8.3(c) of the Peet’s Merger Agreement.

D. In furtherance of the contemplated acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement: (a) Acquisition Sub shall make a cash tender offer (such tender offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock at the Per Share Consideration (as defined in Section 1.1(a)) for each such share; and (b) after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub shall merge into the Company (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”).

E. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing and delivering stockholder agreements in favor of Parent and Acquisition Sub (the “Stockholder Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE OFFER

1.1. Conduct of the Offer.

(a) Parent shall cause Acquisition Sub to, and Acquisition Sub shall, use commercially reasonable efforts to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable after the date of this Agreement and to the extent feasible and with the reasonable cooperation of the Company and the Company’s Representatives, within five (5) business days after the date of this Agreement. Each share of Company Common Stock accepted by Acquisition Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive $35.00, net to the holder of such share in cash (the “Per Share Consideration”). The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b) The obligation of Acquisition Sub to accept for tender (and the obligation of Parent to cause Acquisition Sub to accept for tender) shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock that, together with any shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiaries of Parent immediately prior to the acceptance for tender of shares of Company Common Stock pursuant to the Offer, represents more than 50% of the Adjusted Outstanding Share Number (as defined below) and (ii) the other conditions set forth in Exhibit B. The Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions.” For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (2) at the election of Parent, an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options, Company Warrants and other rights to acquire Company Common Stock that are outstanding immediately prior to the acceptance of shares of Company Common Stock for tender pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time (but in all cases excluding the shares of Company Common Stock subject to the Top-Up Option).

(c) Acquisition Sub expressly reserves the right, in its sole discretion, to (i) increase the Per Share Consideration and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer, (2) decreases the Per Share Consideration, (3) decreases the number of shares of Company Common Stock to be purchased by Acquisition Sub in the Offer, (4) modifies the Offer or the Offer Conditions in a manner adverse to the stockholders of the Company or imposes conditions to the Offer in addition to the Offer Conditions, or (5) except as provided in Section 1.1(d), extends the expiration time of the Offer beyond the initial expiration time of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (x) accept for tender all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and (y) deliver the Per Share Consideration in payment for each share of Company Common Stock accepted for tender pursuant to the Offer.

(d) The Offer shall initially be scheduled to expire 20 business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then, subject to the parties’ respective termination rights under Section 8.1, Acquisition Sub shall extend the Offer on one or more occasions, for additional successive periods of up to 20 business days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Acquisition Sub be required to extend the Offer to a date later than the Termination Date (as defined in Section 8.1(c)); and (ii) Acquisition Sub shall extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. If less than 90% of the number of outstanding shares of Company Common Stock are accepted for tender pursuant to the Offer, Acquisition Sub may, in its sole discretion (and without the consent of the Company or any other Person), elect to provide for one or more subsequent offering periods (of up to 20 business days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement, Acquisition Sub shall promptly accept for payment, and deliver consideration for, all shares of Company Common Stock that are validly tendered during any such subsequent offering period (or any extension thereof). For the avoidance of doubt, if, at any scheduled expiration date of the Offer, all of the Offer Conditions have been satisfied or waived in writing by Parent, and this Agreement has not otherwise been terminated in accordance with its terms, Acquisition Sub shall promptly accept for payment, and deliver consideration for, all shares of Company

Common Stock validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement. For the further avoidance of doubt, the Acceptance Time shall not be extended by any subsequent offering periods.

(e) [Intentionally deleted].

(f) On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder). Parent and Acquisition Sub shall cause the Offer Documents to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall include all additions, deletions or changes thereto suggested by the Company and its legal counsel that Parent determines, in its good faith discretion, to be appropriate. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy of any written comments and a description of any oral comments received by Parent, Acquisition Sub or their counsel from the SEC or its staff with respect to the Offer Documents. Each of Parent and Acquisition Sub shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer. To the extent required by applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder), (1) each of Parent, Acquisition Sub and the Company shall correct promptly any information provided by it for use in the Offer Documents to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect and (2) Parent and Acquisition Sub shall take all steps necessary to promptly cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(f).

(g) Between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for tender pursuant to the Offer, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

1.2. Company Actions.

(a) The Company hereby consents to the Offer and represents and warrants to Parent and Acquisition Sub that the Company’s board of directors, at a meeting duly called and held on December 7, 2009, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) adopted and approved this Agreement and approved the Offer, the Merger and the other Contemplated Transactions, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (to the extent necessary) adopt this Agreement, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that would otherwise apply to the Stockholder Agreements, the Offer, the Merger or any of the other Contemplated Transactions.

(b) Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.3, shall reflect the Company Board Recommendation. Without limiting the foregoing, the parties hereto shall use commercially reasonable efforts to cause the Schedule 14D-9 to be disseminated concurrently with and in the same mailing envelope as the Offer Documents. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder). Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall include all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company determines, in its good faith discretion, to be appropriate. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9 and shall use commercially reasonable efforts to respond promptly to any such comments. To the extent required by applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder), (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock.

(c) The Company shall promptly provide to Parent (i) a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger. Except as may be required by applicable Legal Requirements, and except as may be necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

1.3. Directors.

(a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company’s board of directors, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (giving effect to any increase in the size of the Company’s board of directors effected pursuant to this Section 1.3(a)); by (ii) a fraction having (x) a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub or any other Subsidiaries of Parent (including all shares of Company Common Stock accepted for tender pursuant to the Offer) and (y) a denominator equal to the total number of shares of Company Common Stock then issued and outstanding. Promptly following a written request from Parent, the Company shall take all actions necessary and reasonably available to the Company to cause Parent’s designees (the “Parent Designees”) to be elected or appointed to the Company’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company’s board of directors. From and after the Acceptance Time, to the extent requested by Parent, the Company shall also, as permitted by all applicable Legal Requirements (including the rules of the Nasdaq Capital Market), cause the Parent Designees to constitute the number of members, rounded up to the next whole number, on (1) each committee of the Company’s board of directors and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the board of directors of the Company. In furtherance of the foregoing, Parent shall designate an adequate number of Parent Designees so that the audit committee of the Company has at least three (3) members, and each of the Parent Designees serving on such audit committee shall be an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules, and at least one (1) of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto. Notwithstanding the provisions of this Section 1.3, at all times prior to the Effective Time (as defined in Section 2.3), at least two (2) of the members of the Company’s board of directors shall be individuals who were directors of the Company on the date of this Agreement (“Continuing Directors”); provided, however, that if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company’s board of directors shall, subject to the following sentence, cause an individual selected by the remaining Continuing Director to be appointed to serve on the Company’s board of directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement). The Company shall designate, prior to the Acceptance Time, two (2) alternate Continuing Directors that the board of directors of the Company shall appoint in the event of death, disability or resignation of the Continuing Directors, each of whom shall, following such appointment to the Company’s board of directors, be deemed to be a Continuing Director of the Company.

(b) In connection with the performance of its obligations to cause the Parent Designees to be elected or appointed to the Company’s board of directors, each of the Company and Parent shall use its commercially reasonable efforts to promptly take all actions, and the Company shall cause to be included in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees (including the Parent Designees), officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and Parent shall use its commercially reasonable efforts to provide such information to enable it to be filed with the SEC in the Schedule 14D-9 on the date the Offer Documents are filed with the SEC. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(c) Following the election or appointment of the Parent Designees to the Company’s board of directors pursuant to Section 1.3(a) and until the Effective Time, each of the following actions may be effected only if there are on the Company’s board of directors one or more Continuing Directors and such action is approved by a majority of such Continuing Directors: (i) action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger, or the certificate of incorporation or bylaws of the Company; (ii) termination of this Agreement by the Company; (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, or any waiver or assertion of any of the Company’s rights under this Agreement; or (iv) other consent or action by the Company with respect to the Offer, the Merger or any of the other Contemplated Transactions; provided that, in each case, the taking of such action could reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Acquisition Sub). To the extent permitted under applicable Legal Requirements, until the Effective Time, (x) the approval of any of the foregoing actions by a majority of the Continuing Directors shall constitute the valid authorization of the Company’s board of directors with respect to such action (provided that all other requirements under the Company’s certificate of incorporation and bylaws and under applicable Legal Requirements are satisfied) and (y) in addition to any requirements under the Company’s certificate of incorporation and bylaws, any quorum of the Company’s board of directors for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the attendance of at least one (1) Continuing Director.

1.4. Top-Up Option.

(a) The Company hereby grants to Parent and Acquisition Sub an assignable and irrevocable option (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Agreement, to purchase from the Company an aggregate number of newly-issued shares of Company Common Stock equal to the lesser of (i) the Top-Up Number (as defined below) or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. “Top-Up Number” means the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned of record by Parent or Acquisition Sub or any other Subsidiaries of Parent at the time of exercise of the Top-Up Option, constitutes a designated percentage of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option, which percentage shall be designated by Parent at its sole discretion, provided that such percentage shall be greater than 90% but less than 91%.

(b) The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time at or after the Acceptance Time but prior to the earlier of the Effective Time and the date on which this Agreement is terminated. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Per Share Consideration. Such purchase price may be paid by Parent or Acquisition Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution thereof and may be prepaid without premium or penalty.

(c) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price and (iii) the place, date and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Acquisition Sub is to take place, which date shall not be more than ten (10) business days after the date of such notice. At the closing of the purchase of such shares of Company Common Stock, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in payment of such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such shares or, at Parent or Acquisition Sub’s request or otherwise if the Company does not then have certificated shares, the applicable number of uncertificated shares represented by book-entry (“Book-Entry Shares”).

(d) Acquisition Sub acknowledges that the shares of Company Common Stock that Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Acquisition Sub represents and warrants to the Company that Acquisition Sub is, and will be upon the purchase of shares subject to the Top-Up Option, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the shares to be acquired upon exercise thereof are being and will be acquired by Acquisition Sub for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 2. THE MERGER

2.1. Merger of Acquisition Sub into the Company. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease.

2.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.3. Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, One International Place, Boston, Massachusetts, at 10:00 a.m. on a date to be designated by Parent, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, or at such other place or at such other time or on such other date as Parent and the Company mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated by causing a certificate of merger complying with Section 251 or a certificate of ownership and merger complying with Section 253, as applicable, of the DGCL (either, the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in such Certificate of Merger (the “Effective Time”).

2.4. Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety immediately after the Effective Time to conform to the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Diedrich Coffee, Inc.”;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

2.5. Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any holder of shares of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then owned of record by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the Per Share Consideration; and

(iv) each share of the common stock, $0.01 par value per share, of Acquisition Sub then outstanding shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(c) If (i) any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, and (ii) such restricted stock purchase agreement or other agreement does not provide that the vesting of such share of Company Common Stock shall fully accelerate at or prior to the Effective Time, then the amount payable with respect thereto (or with respect to any portion that does not accelerate at or prior to the Effective Time) pursuant to Section 2.5(a)(iii) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

2.6. Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall deposit with the Paying Agent cash in an amount equal to the cash payable pursuant to Section 2.5(a)(iii), excluding amounts applicable to shares of Company Common Stock with respect to which the holder thereof has perfected appraisal rights under Section 262 of the DGCL. The cash amount so deposited with the Paying Agent, together with any dividends or distributions received by the Paying Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund shall be invested by the Paying Agent as directed by Parent in money market funds or similar short-term liquid investments.

(b) Promptly after the Effective Time (and in any event no more than five (5) business days after the Effective Time), Parent will instruct the Paying Agent to promptly mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or uncertificated shares of Company Common Stock represented by Book-Entry Shares, (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including, in the case of holders of Stock Certificates, a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Paying Agent), and (ii) instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares. Upon surrender of a Stock Certificate or Book-Entry Share to the Paying Agent for payment, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to receive in payment therefor the consideration deliverable to such holder pursuant to Section 2.5(a)(iii), and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Per Share Consideration for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any consideration with respect thereto, require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Stock Certificate.

(c) [Intentionally deleted].

(d) Any portion of the Exchange Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the date that is nine (9) months after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Stock Certificates or Book-Entry Shares in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for delivery of consideration in connection with the Merger. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) At the Effective Time, holders of Stock Certificates and Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(f) Parent, Acquisition Sub, the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent, Acquisition Sub, the Paying Agent or the Surviving Corporation determines in good faith may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) If any Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective or (ii) the date immediately prior to the date on which the consideration that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.7. Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 262 of the DGCL with respect to such share shall not be converted into or represent the right to receive the Per Share Consideration in accordance with Section 2.5(a)(iii), and the holder of such share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Stock Certificate representing such share) the Per Share Consideration in accordance with Section 2.5(a)(iii).

(b) The Company shall give Parent (i) prompt notice of (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and (B) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

2.8. Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as explicitly set forth in (i) the Annual Report on Form 10-K filed by the Company with the SEC with respect to the fiscal year ended June 24, 2009, (ii) any Current Reports on Form 8-K filed by the Company with the SEC since the filing date of the Form 10-K referred to above, and (iii) the Quarterly Report on Form 10-Q filed by the Company with the SEC on November 2, 2009 with respect to the quarter ended September 16, 2009, excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature (but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) in a manner where the relevance of such information to a particular representation and warranty below is readily apparent, and except as set forth in the Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or subpart of the Disclosure Schedule shall be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 3 ; (b) the Section or subsection of this Section 3 corresponding to any other part or subpart of the Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 3 with respect to which the relevance of such exception or disclosure is readily apparent), the Company represents and warrants to Parent and Acquisition Sub as follows:

3.1. Due Organization; Former Subsidiary; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) The Company is qualified to do business as a foreign corporation, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, and does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(c) of the Disclosure Schedule. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth on Part 3.1(c) of the Disclosure Schedule, the Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2. Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents (collectively the “Charter Documents”), each as currently in effect. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by the Company or by the board of directors, or any committee of the board of directors, of the Company. The Company has not violated any of its Charter Documents.

3.3. Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 17,500,000 shares of Company Common Stock, of which 5,726,813 shares have been issued and are outstanding as of the date of this Agreement; and

(ii) 3,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is the Company bound by any Company Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. The Company holds no repurchase right with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options).

(b) As of the date of this Agreement: (i) 791,250 shares of Company Common Stock are subject to issuance pursuant to Company Options; and (ii) 261,417 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. Part 3.3(b) of the Disclosure Schedule sets forth with respect to each Company Option outstanding as of the date of this Agreement the following information: (A) the particular plan (if any) pursuant to which such Company Option was granted; (B) the name of the holder of such Company Option; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the per-share exercise price (if any) of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Options were granted by the Company, and the forms of all stock option agreements evidencing such Company Options. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company other than as set forth in Part 3.3(b) of the Disclosure Schedule.

(c) As of the date of this Agreement, 1,987,000 shares of Company Common Stock are subject to issuance pursuant to Company Warrants. Part 3.3(c) of the Disclosure Schedule sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (A) the name of the holder of such Company Warrant; (B) the number of shares of Company Common Stock subject to such Company Warrant; (C) the per-share exercise price (if any) of such Company Warrant; (D) the date on which such Company Warrant was granted; (E) the applicable vesting schedule, if any, and the extent to which such Company Warrant is vested and exercisable; and (F) the date on which such Company Warrant expires. The Company has Made Available to Parent accurate and complete copies of all Company Warrants and all related agreements.

(d) Except as set forth in Parts 3.3(b) and 3.3(c) of the Disclosure Schedule, there is: (i) as of the date of this Agreement, no outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) as of the date of this Agreement, no outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) no stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Company Common Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

3.4. SEC Filings; Internal Controls and Procedures; Financial Statements.

(a) Except as set forth on Part 3.4(a) of the Disclosure Schedule, the Company has filed with the SEC all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2005, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. The Company has Made Available to Parent accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that: (i) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 24, 2009, and such assessment concluded that such controls were effective. Since June 24, 2009, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, there have been no deficiencies or weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated Subsidiaries.

(e) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(f) Part 3.4(f) of the Disclosure Schedule lists all securitization transactions, special purpose entities, unconsolidated Subsidiaries, joint ventures, material minority interest investments and all other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or the Former Subsidiary since January 1, 2005. The Company does not have any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(g) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(h) Except as set forth on Part 3.4(h) of the Disclosure Schedule, the Company is, in all material respects, in compliance with (i) the applicable rules and regulations of the NASDAQ Stock Market LLC, (ii) the applicable listing requirements of the NASDAQ Capital Market, and (iii) the applicable provisions of the Sarbanes-Oxley Act, and has not since January 1, 2005 received any notice asserting any non-compliance with the rules and regulations of the NASDAQ Stock Market LLC, the listing requirements of the NASDAQ Capital Market or the applicable provisions of the Sarbanes-Oxley Act.

3.5. Absence of Changes. Since the date of the Year-End Balance Sheet:

(a) there has not been any Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

(c) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than repurchases from employees of the Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock purchase agreements;

(d) the Company has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Equity Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) the Company has not: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right; except for, in each case, rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(g) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $20,000 in each case and $100,000 in the aggregate;

(h) the Company has not: (i) lent money to any Person in excess of $250,000 in the aggregate; or (ii) incurred or guaranteed any indebtedness (other than indebtedness for reimbursement of expenses made in the ordinary course of business) in excess of $250,000 in the aggregate;

(i) the Company has not: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(j) to the Knowledge of the Company, there has been no violation of, and neither the Company’s board of directors nor any committee of the Company’s board of directors has granted any waiver with respect to, the Company’s Code of Ethics;

(k) the Company has not changed any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;

(l) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(m) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(l)” above.

3.6. Title to Assets. The Company owns, and has good and valid title to, all assets reflected on the Year-End Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Year-End Balance Sheet, free and clear of any Encumbrances, except for: (i) any Encumbrance for current taxes not yet due and payable; (ii) Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iii) Encumbrances described in Part 3.6 of the Disclosure Schedule (clauses “(i)” through “(iii),” collectively, “Permitted Encumbrances”). The Company is the lessee of, and holds valid leasehold interests in, all leasehold estates reflected in the Year-End Balance Sheet and has enjoyed undisturbed possession of such leasehold estates.

3.7. Receivables; Customers; Inventories; Cash.

(a) All existing accounts receivable of the Company (including those accounts receivable reflected on the Year-End Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Year-End Balance Sheet and have not yet been collected): (i) represent, in all material respects, valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $250,000 in the aggregate).

(b) Part 3.7(b) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than 5% of the consolidated gross revenues of the Company in the fiscal year ended June 24, 2009. The Company has not received any written notice or, to the Knowledge of the Company, other communication indicating that any such customer is ceasing, will cease or plans to cease dealing with the Company.

(c) The inventory of the Company reflected on the Year-End Balance Sheet was as of June 24, 2009, and the current inventory of the Company (the “Current Inventory”) is, in all material respects, in usable and saleable condition in the ordinary course of business. The Current Inventory is not, in any material respect, excessive and is, in all material respects, adequate in relation to the requirements of the businesses of the Company, and none of the Current Inventory is obsolete, slow moving, unmarketable or of limited value in relation to the businesses of the Company, in any material respect. The finished goods, work in progress, raw materials and other materials and supplies included in the Current Inventory are, in all material respects, of a standard that is at least as high as the generally accepted standard prevailing in the industries in which the Company operate.

(d) The cash equivalents and short-term investments of the Company are liquid and unimpaired. The Year-End Balance Sheet accurately reflects the fair market value of the cash equivalents and short-term investments of the Company as of June 24, 2009. Except as set forth in Part 3.7(d) of the Disclosure Schedule, none of the cash, cash equivalents or short-term investments of the Company is subject to any restriction or other Encumbrance.

3.8. Real Property; Equipment.

(a) The Company does not own a fee interest in any real property. Part 3.8(a) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease pursuant to which the Company leases real property from any other Person. (All real property leased to the Company, including all buildings, structures, fixtures and other improvements leased to the Company, are referred to as the “Leased Real Property.”) The present use and operation of the Leased Real Property is, in all material respects, in compliance with all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. To the Knowledge of the Company, no Legal Proceeding is pending or has been threatened that challenges or adversely affects the continuation of the present leasehold ownership, use or operation of any Leased Real Property by the Company. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Leased Real Property by the Company. Except as set forth on Part 3.8(a) of the Disclosure Schedule, there are no subleases, licenses, occupancy agreements or other contractual obligations to which the Company is party that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Company, and there is no Person in possession of or with a right to occupy, any of the Leased Real Property other than the Company.

(b) All items of equipment and other tangible assets owned by or leased to the Company are, in all material respects, adequate for the uses to which they are being put, in good condition and repair (ordinary wear and tear excepted) and adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

3.9. Intellectual Property.

(a) Part 3.9(a) of the Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP that is part of the Company IP; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; provided, however, that nothing in this Agreement shall constitute any representation or warranty by Company that any Registered IP, if an application for registration, shall proceed to grant or registration.

(ii) in Part 3.9(a)(ii) of the Disclosure Schedule: (A) each Contract (including any Contract entered into in settlement or avoidance of litigation) pursuant to which any material Intellectual Property or Intellectual Property Right is licensed or otherwise provided (but not assigned) to the Company (other than implied licenses to Intellectual Property Rights where the Company receives a license to the Intellectual Property which embodies the Intellectual Property Rights, or software license agreements for any third-party software that is generally available on standard terms or is licensed under an Open Source License); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license); and

(iii) in Part 3.9(a)(iii) of the Disclosure Schedule: (A) each license or cross-license (other than implied licenses to Intellectual Property Rights where the Company receives a license to the Intellectual Property which embodies the Intellectual Property Rights) to which the Company is a party pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP; and (B) whether these licenses, rights and interests are exclusive or nonexclusive.

(b) The Company has sufficient rights to all of the material Intellectual Property and Intellectual Property Rights in or relating to the Company Products and necessary to conduct its business in the manner that such business is, as of the date of this Agreement, being conducted by the Company and planned by the Company to be conducted.

(c) All Company IP is valid, subsisting and enforceable. The Company is not bound by, and no Company IP is subject to, any settlement, Legal Proceeding, Order or stipulation that limits or restricts, or would limit or restrict, in any material respect the ability of the Company to use, transfer, license, exploit, assert or enforce any Company IP or that may adversely affect the validity of any Company IP differently from the manner in which such Company IP is, as of the date of this Agreement, being used by the Company and planned by the Company to be used. The Company has taken sufficient reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, all material proprietary information held by the Company, or purported to be held by the Company, as a trade secret.

(d) Neither the execution, delivery or performance of this Agreement or the Stockholder Agreements, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) an obligation to make any payment or royalties or the loss or acceleration of any payment or royalties; (iii) a breach, modification, cancellation, termination or suspension of any Contract listed or required to be listed in Part 3.9(a) of the Disclosure Schedule or any Material Contract relating to any Company IP; (iv) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; or (vi) any restriction on pursuing any claim or enforcing any material Intellectual Property Right or any other material restriction, including any noncompetition restriction, on the operation or scope of the business of the Company.

(e) To the Knowledge of the Company, since January 1, 2007, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(f) Except as set forth in Part 3.9(f) of the Disclosure Schedule, neither the Company nor any of the Company Products, since January 1, 2007, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated (where such infringement, misappropriation, or violation has not been settled, dismissed or otherwise concluded) or currently infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates any Intellectual Property Right of any other Person.

(g)(i) No infringement, misappropriation or similar claim or Legal Proceeding is pending (other than office actions in connection with applications for Registered IP) or, to the Knowledge of the Company, threatened against the Company, and (ii) since January 1, 2007, the Company has not received any requests for indemnification or received written notice of any claims from any Person that is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding (excluding any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(h) Except for the Company’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based on Company Products as part of the ordinary course of business, the Company has not assumed, or agreed to discharge or otherwise take responsibility for, any obligation to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or similar claim relating to Intellectual Property Rights.

(i) Except as set forth in Part 3.9(i) of the Disclosure Schedule, the Company has complied at all applicable times and in all material respects with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, user data, or Personal Data and none of (i) the execution, delivery, or performance of this Agreement or the Stockholder Agreement, (ii) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, or (iii) Parent’s possession or use of any user data, will or could reasonably be expected to result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.

3.10. Contracts.

(a) Part 3.10 of the Disclosure Schedule identifies each Company Contract that constitutes a Material Contract (as defined below). For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract imposing any material restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; (F) to bring any claim or enforce any Intellectual Property right against any Person; or (G) to transact business or deal in any other manner with any other Person;

(ii) any Contract of the type required under Section 3.9 to be identified on the Disclosure Schedule;

(iii) any Contract relating to the disposition or acquisition by the Company of a business unit or material amount of assets outside the ordinary course of business;

(iv) any Contract that provides for indemnification of any Indemnified Person (as defined in Section 6.4(a));

(v) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate;

(vi) any Contract (other than Contracts evidencing Company Options): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon the Company any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (A) Contracts which do not differ materially from the standard forms Made Available by the Company to Parent, (B) the Company’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based solely on Company Products that are contained in Company Contracts entered into in the ordinary course of business, and (C) the Company’s obligations to indemnify certain licensors, suppliers and other vendors that are contained in Company Contracts entered into in the ordinary course of business;

(viii) any Contract containing “standstill” or similar provisions;

(ix) any other Contract, if a breach or termination of such Contract would constitute a Company Material Adverse Effect; and

(x) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(b) The Company has Made Available to Parent an accurate and complete copy of each Material Contract. To the Company’s Knowledge, there are no agreements, understandings, arrangements or courses of dealing between the Company and any third party, written or oral, explicit or implicit, that could result in any Material Contract being interpreted or enforced other than in accordance with the explicit terms thereof that have been disclosed to Parent prior to the date of this Agreement.

(c) Each Material Contract is valid and in full force and effect, and is enforceable against the Company (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, and subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)(i) The Company is not in material violation or breach of, or in default under, any Material Contract; (ii) to the Knowledge of the Company, no other Person is in material violation or breach of, or in default under, any Material Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract; or (B) give any Person the right to cancel, terminate, modify or declare a default or exercise any remedy under any Material Contract; and (iv) the Company has not received any written notice from another party to a Material Contract asserting that the Company is in breach of or default under any such Material Contract.

3.11. Company Products.

(a) Since January 1, 2009, to the Knowledge of the Company, the Company has not received any written notice from any material supplier threatening to cease supplying products to the Company.

(b) Except as set forth in Part 3.11(b) of the Disclosure Schedule, the Company is not bound by any Contract that limits or restricts the ability of the Company to develop, manufacture, market or sell any Company Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

3.12. No Undisclosed Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified in the Year-End Balance Sheet of the Company (or the notes thereto); (b) normal and recurring current liabilities that have been incurred by the Company since the date of the Year-End Balance Sheet in the ordinary course of business and consistent with past practice; and (c) liabilities for performance of obligations of the Company under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts Made Available to Parent prior to the date of this Agreement.

3.13. Compliance with Legal Requirements. Except as set forth on Part 3.13 of the Disclosure Schedule, the Company is, and the Company and the Former Subsidiary have at all times since January 1, 2007 been in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2007, neither the Company nor the Former Subsidiary has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person, or otherwise obtained Knowledge, regarding any actual or possible violation of, inquiry or investigation relating to or failure of the Company or the Former Subsidiary, or any of their respective Representatives, to comply with any material Legal Requirement, or any actual or possible violation by any Person of, or failure by any Person to comply with, any Legal Requirement relating to the Company Common Stock or the purchase or sale of Company Common Stock, or any inquiry or investigation relating to any of the foregoing.

3.14. Certain Business Practices. Neither the Company nor any director, officer, other employee or agent of the Company has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.15. Governmental Authorizations. Except as set forth on Part 3.15 of the Disclosure Schedule, (a) The Company holds all Governmental Authorizations necessary to enable the Company to conduct its businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) the Company is, and at all times since January 1, 2007 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, the Company has not received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding: (i) any violation of or failure to comply with any term or requirement of any such Governmental Authorization; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

3.16. Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the Company with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, stockholder or other Person. There are no material unsatisfied liabilities of the Company (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any Tax (other than liabilities for Taxes that are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Year-End Balance Sheet).

(b) To the Knowledge of the Company, except as set forth in Part 3.16(b) of the Disclosure Schedule, since January 1, 2007, no Company Return has been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted by the Company or other Person(s) authorized by the Company, and no such extension or waiver has been requested in writing from the Company. The Company has not received any notice or other communication in writing that any Company Return will be subject to an audit that has not commenced.

(c) No Legal Proceeding with respect to Tax is pending or, to the Knowledge of the Company, threatened against or with respect to the Company. There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(d) The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) Part 3.16(e) of the Disclosure Schedule sets forth each country or state in which the Company files a Tax Return. Since January 1, 2007, no written claim has been received by the Company from any Governmental Body in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in a material Tax obligation.

(f) There are no agreements relating to allocating or sharing of Taxes to which the Company is a party. The Company is not liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any agreement providing for payments by the Company with respect to any amount of Taxes of any other Person. For the purposes of this Section 3.16(f), commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and commercially reasonable agreements for the allocation of payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by the Company in the ordinary course of business shall be disregarded.

(g) The Company is not, and has not been since January 1, 2007, either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) The Company is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Tax law).

(j) Except as set forth on Part 3.16(j) of the Disclosure Schedule, the Company has Made Available to Parent accurate and complete copies of all federal and state income Tax Returns of the Company for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Company filed after December 31, 2006. The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(l) The Company has never participated in an international boycott as defined in Section 999 of the Code.

(m) The Company is not and has never been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(n) The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(o) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(p) Since January 1, 2007, the Company is not and has not been a party to a transaction or agreement that is in conflict with, in any material respect, the Tax rules on transfer pricing in any relevant jurisdiction. None of the transactions by the Company (or other related party) that occurred on or after January 1, 2007 is subject to any material adjustment, apportionment, allocation or re-characterization under Section 482 of the Code or any similar federal, state or local or foreign rule or regulation, and all of such transactions have been effected on an arm’s length basis. The Company has made available to Parent copies or descriptions of all intercompany agreements (whether or not in writing) that were entered into on or after January 1, 2007 and relate to transfer pricing.

(q) The Company is, in all material respects, in compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Governmental Body.

3.17. Employee and Labor Matters; Benefit Plans.

(a) The Company has Made Available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates.

(b) To the Knowledge of the Company, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of the Company or, following the Merger, Parent or any of its Subsidiaries.

(c) The Company is not a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by the Company. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Company employees. There is no labor dispute, strike or work stoppage pending against the Company or, to the Knowledge of the Company, threatened against the Company. The Company has not committed and, to the Knowledge of the Company, the Company has not been accused of committing any unfair labor practice in connection with the operation of its business that could reasonably be expected to result in a material liability to the Company. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, could reasonably be expected to result in a material liability to the Company.

(d) None of the current or former independent contractors of the Company is required to be reclassified as an employee.

(e) Part 3.17(e)(i) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each Company Employee Agreement. Except as set forth in Part 3.17(e)(ii) of the Disclosure Schedule, the Company does not intend, and the Company has not committed, to establish or enter into any new Company Employee Plan, Foreign Plan or Company Employee Agreement, or to modify any Company Employee Plan, Foreign Plan or Company Employee Agreement (except to conform any such Company Employee Plan, Foreign Plan or Company Employee Agreement to the requirements of Section 409A of the Code or any other applicable Legal Requirements).

(f) Except as set forth on Part 3.17(f) of the Disclosure Schedule, the Company has Made Available to Parent accurate and complete copies of: (i) each material Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent annual reports/filings, if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) the most recent annual and periodic accounting of Company Employee Plan assets, if any, for each Company Employee Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence to or from any Governmental Body relating to any Company Employee Plan since January 1, 2007; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(g)    (i) The Company and each of the Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, each Foreign Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements.

(ii) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable, on which the adopting employer is entitled to rely) as to its qualified status under the Code, and no event has occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan.

(iii) No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan.

(iv) There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan.

(v) There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan.

(vi) The Company and each of the Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(h) Neither the Company nor any Company Affiliate has at any time in the past six (6) years maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.

(i) Except as set forth in Part 3.17(i) of the Disclosure Schedule, no Company Employee Plan or Company Employee Agreement provides (except at no cost to the Company or any Company Affiliate) post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(j) Except as set forth in Part 3.17(j) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions will (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan or Company Employee Agreement that will result (either alone or in connection with any other circumstance or event) in or give rise to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) any “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(k) Except as set forth in Part 3.17(k) of the Disclosure Schedule, each of the Company and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by applicable Contracts to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(l) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(m) There are no loans or other advances that have been made by the Company to any Company Associate that are currently outstanding, other than expense advances made to employees in the ordinary course of business.

(n) To the Knowledge of the Company, except as set forth in Part 3.17(n) of the Disclosure Schedule, no executive officer of the Company or other employee of the Company at the level of Vice President or above: (i) has indicated his or her intent to terminate his or her employment with the Company; or (ii) has received an offer to join a business that could reasonably be expected to be competitive with the Company’s business.

3.18. Environmental Matters.

(a) The Company: (i) is and has since January 1, 2007 been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws (as defined below); and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof.

(b) The Company has not received any written notice or, to the Knowledge of the Company, other communication, whether from a Governmental Body that alleges that the Company is not or might not be in compliance in any material respect with any Environmental Law.

(c) To the Knowledge of the Company: (i) all Leased Real Property and any other property that is or was controlled or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined below) or material environmental contamination of any nature caused by the Company; (ii) none of the Leased Real Property or any other property that is or was controlled or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Leased Real Property or any other property that is or was controlled or used by the Company contains any septic or other tanks or leach field or other area into which process wastewater or any Materials of Environmental Concern have been Released (as defined below) by the Company.

(d) The Company has never Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.

(e) To the Knowledge of the Company, the Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(f) For purposes of this Section 3.18: (i) “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Environmental Law; and (iii) “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

3.19. Insurance. Except as set forth on Part 3.19 of the Disclosure Schedule, the Company has Made Available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company. Each of such insurance policies is in full force and effect. Since January 1, 2007, the Company has not received any (a) written notice or, to the Knowledge of the Company, other communication regarding any cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such insurance policy. Except as set forth in Part 3.19 of the Disclosure Schedule, there is no pending workers’ compensation claim under any insurance policy of the Company. With respect to each Legal Proceeding that has been filed against the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company of its intent to do so.

3.20. Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between June 24, 2009 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21. Legal Proceedings; Orders.

(a) Except as set forth in Part 3.21(a) of the Disclosure Schedule, there is not pending any Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that involves the Company or any of the assets owned or used by the Company.

(b) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no named executive officer of the Company is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

3.22. Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Offer, the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Offer and the Merger; (c) unanimously resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement; and (d) to the extent necessary, adopted a resolution having the effect of causing the Contemplated Transactions not to be subject to Section 203 of the DGCL. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.23. Vote Required. If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other Contemplated Transactions.

3.24. Non-Contravention; Consents. Except as set forth in Part 3.24 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or the Stockholder Agreements, nor (2) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Charter Documents of the Company; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

(b) in any material respect, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) in any material respect, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) in any material respect, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any such Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company, except for Permitted Encumbrances; or

(f) result in the transfer of any material asset of the Company to any Person (except as contemplated by this Agreement).

Except as set forth in Part 3.24 of the Disclosure Schedule, the Company is not and will not be required to make any filing with, give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, (y) the execution, delivery or performance of the Stockholder Agreements or (z) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws.

3.25. Fairness Opinion. The Company’s board of directors has received the written opinion of Houlihan, Lokey, Howard & Zukin Capital, Inc. (“Houlihan Lokey”), financial advisor to the Company, dated December 7, 2009, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the Per Share Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than any Affiliates of the Company or Parent, Acquisition Sub and their respective Affiliates). The Company has furnished (solely for informational purposes) a copy of said written opinion to Parent.

3.26. Financial Advisor. Except for Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.27. Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to stockholders of the Company or at any time between the time the Offer Documents are filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to written information supplied by Parent or Acquisition Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as explicitly set forth in (i) the Annual Report on Form 10-K filed by Parent with the SEC with respect to the fiscal year ended September 26, 2009, (ii) any Current Reports on Form 8-K filed by Parent with the SEC since the filing date of the Form 10-K referred to above, and (iii) the Quarterly Reports on Form 10-Q filed by Parent with the SEC since the filing date of the Form 10-K referred to above (excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature (but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) in a manner where the relevance of such information to a particular representation and warranty below is readily apparent, Parent and Acquisition Sub represent and warrant to the Company as follows:

4.1. Due Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Parent is qualified to do business as a foreign corporation, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, do not constitute a Parent Material Adverse Effect.

(b) Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

4.2. Certificate of Incorporation and Bylaws. Parent has Made Available to the Company accurate and complete copies of its and Acquisition Sub’s certificate of incorporation, bylaws and other charter and organizational documents (collectively the “Parent Charter Documents”), each as currently in effect.

4.3. [Intentionally deleted].

4.4. SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC since January 1, 2005, and all amendments thereto (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. Parent has Made Available to the Company accurate and complete copies of each Parent SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than Parent are required by GAAP to be included in the consolidated financial statements of Parent. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents, there have been no deficiencies or weaknesses identified in writing by Parent or Parent’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by Parent and its consolidated Subsidiaries.

4.5. Authority; Binding Nature of Agreement. Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.6. [Intentionally deleted].

4.7. Absence of Changes. Since June 28, 2009, except as otherwise contemplated by this Agreement, there has not been any Parent Material Adverse Effect.

4.8. Non-Contravention; Consents. Except as does not constitute a Parent Material Adverse Effect, neither (1) the execution, delivery or performance by Parent or Acquisition Sub of this Agreement, nor (2) the consummation by Parent or Acquisition Sub of the Offer, the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Parent Charter Documents; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Acquisition Sub; or

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent, Acquisition Sub or any of the assets owned or used by either of them, is subject.

Each of Parent and Acquisition Sub is not and will not be required to make any filing with, give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by Parent or Acquisition Sub, or (y) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws.

4.9. Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company or at any time between the time the Offer Documents are filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Acquisition Sub with respect to written information supplied by the Company specifically for inclusion in the Offer Documents.

4.10. Funds. Parent or Acquisition Sub will have, at the Acceptance Time, sufficient funds available to satisfy the obligation to pay the Per Share Consideration for each share of Company Common Stock validly tendered (and not withdrawn) in the Offer, and Parent or Acquisition Sub will have, at the Effective Time, sufficient funds available to satisfy the obligation to pay the Per Share Consideration for each share of Company Common Stock that is converted into the right to receive the Per Share Consideration pursuant to Section 2.5(a)(iii) in connection with the Merger.

Section 5. CERTAIN COVENANTS OF THE PARTIES

5.1. Access and Investigation. During the period from the date of this Agreement through the earlier of (1) the Effective Time and (2) the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of the Company to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) all material operating and financial reports prepared by the Company for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of the Company to any party to any Company Contract that constitutes a Material Contract or sent to the Company by any party to any Company Contract that constitutes a Material Contract;

(iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company in connection with the Offer or the Merger or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by the Company from any Governmental Body.

During the Pre-Closing Period, Parent shall promptly provide the Company with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Acquisition Sub in connection with the Offer or the Merger or any of the other Contemplated Transactions. Without limiting the effect of any of the other obligations set forth in this Agreement, before filing any document with or furnishing any document to the SEC or any other Governmental Body in connection with the Offer or the Merger or any of the other Contemplated Transactions, each party shall consult with the other party regarding the proposed content of such document. All information obtained pursuant to this Section 5.1 shall be subject to the Confidentiality Agreement to the extent such information constitutes Confidential Information (as defined in the Confidentiality Agreement).

5.2. Operation of the Company’s Business.

(a) Except in each case (x) as specifically required by any other provision of this Agreement or specifically set forth in Part 5.2(a) of the Disclosure Schedule, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of Parent, during the Pre-Closing Period: (i) the Company shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance, in all material respects, with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the Company; (iii) the Company shall keep in full force all insurance policies referred to in Section 3.19 (other than any such policies that are immediately replaced with substantially similar policies); and (iv) the Company shall promptly notify Parent of (A) any written notice or other communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting the Company that relates to the consummation of the Offer or the Merger or any of the other Contemplated Transactions. Except in each case (x) as specifically required by any other provision of this Agreement, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of the Company, during the Pre-Closing Period, Parent shall promptly notify the Company of (A) any written notice or other communication of which Parent has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of Parent, threatened against, relating to, involving or otherwise affecting Parent or Acquisition Sub that relates to the consummation of the Offer or the Merger or any of the other Contemplated Transactions.

(b) Except in each case (x) as specifically required by any other provision of this Agreement or specifically set forth in Part 5.2(b) of the Disclosure Schedule, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of Parent, during the Pre-Closing Period (which consent shall not be unreasonably withheld, conditioned or delayed, but only with respect to clauses “(vii),” “(ix),” “(xi),” “(xv),” “(xvi),” “(xvii),” “(xviii),” “(xx),” “(xxi)” and “(xxii)” below), the Company shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities, other than repurchases from employees of the Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock agreements;

(ii) sell, issue, grant deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to any employee of the Company below the level of Vice President (x) options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) or (y) restricted stock units or restricted stock awards (containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under the Company Equity Plans in connection with either the hiring of such employee during the Pre-Closing Period or the Company’s annual employee review process, provided that (I) any such award grants made to newly-hired employees of the Company shall be made in accordance with the Company’s new hire guidelines set forth in Part 5.2(b)(ii)(I) of the Disclosure Schedule; and (II) any award grants made to Company employees in connection with the Company’s annual employee performance review process, shall be made in accordance with the guidelines set forth in Part 5.2(b)(ii)(I) of the Disclosure Schedule;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and previously Made Available to Parent;

(iv) amend or permit the adoption of any amendment to any of its Charter Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except that the Company may make any capital expenditure that: (A) does not exceed $250,000 individually; and (B) when added to all other capital expenditures made on behalf of the Company during the calendar month in which such capital expenditure is made, does not exceed $2,000,000 in the aggregate);

(vii) other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any Material Contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) grant any exclusive license or right with respect to any Company IP, other than any grant of Company IP that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and previously Made Available to Parent;

(ix) enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any Person following the Merger any right or license to any Intellectual Property right owned as of the date of this Agreement by the Company or Parent;

(x) enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract containing, or otherwise subjecting the Company to, any non-competition, exclusivity or other material restriction on the operation of the business of the Company or Parent;

(xi) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, lease or license any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

(xii) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xiii) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Company;

(xiv) permit any cash, cash equivalents or short-term investments of the Company to become subject to any Encumbrance;

(xv) (A) lend money to any Person, incur or guarantee any indebtedness (including capital lease obligations) (other than indebtedness for reimbursement of expenses made in the ordinary course of business) or obtain or enter into any bond or letter of credit or any related Contract, in each case in excess of $50,000 individually or $250,000 in the aggregate, or (B) announce, offer, arrange, syndicate or issue any debt securities (including convertible securities) or announce, arrange or syndicate any bank financing;

(xvi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to employees that are not at the Vice President level or above in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by Section 409A of the Code and other applicable Legal Requirements; (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with existing bonus and profit sharing plans referred to in Part 3.17(e)(i) of the Disclosure Schedule); and (D) may comply with requirements set forth Company Employee Plans or Company Employee Agreements that are in existence as of the date of this Agreement or are entered into in compliance with this Agreement, each of which was previously Made Available to Parent;

(xvii) hire any employee (A) at the director level with compensation that is inconsistent with the Company’s compensation guidelines or its past practices; (B) at the level of Vice President or above, or (C) with an annual base salary in excess of $150,000;

(xviii) other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

(xix) make any material Tax election, amend any Tax Return or file a claim for refund with respect to any Tax Return described in the first sentence of Section 3.16(j), compromise or settle any Legal Proceeding with respect to any Tax or Tax-related matter, enter into or obtain any Tax ruling or take any action that could reasonably be expected to have a material and adverse impact on the Tax liability of the Company;

(xx) commence any Legal Proceeding, other than Legal Proceedings commenced for the routine collection of bills;

(xxi) settle any claim or Legal Proceeding, other than claims or Legal Proceedings against the Company that do not relate to Tax or Tax-related matters and with respect to which the settlement involves solely the payment by the Company of an amount less than $50,000 individually and less than $250,000 in the aggregate for all such claims and Legal Proceedings settled during the Pre-Closing Period;

(xxii) pay, discharge, settle or satisfy any claims (whether or not commenced prior to the date of this Agreement), except that the Company may pay, discharge, settle or satisfy any claim if the only obligation involved on the part of the Company will be payment of money in an amount not to exceed $50,000 individually and not to exceed $250,000 in the aggregate for all such claims during the Pre-Closing Period; or

(xxiii) agree or commit to take any of the actions described in clauses “(i)” through “(xxii)” of this Section 5.2(b).

(c) Notwithstanding anything in Section 5.2(a) or 5.2(b) to the contrary, if (i) the Parent Designees constitute a majority of the directors sitting on the board of directors of the Company and (ii) the board of directors of the Company expressly directs or authorizes the Company (of its officers) to act or not act in a certain manner, or expressly consents, in advance, to such action or inaction, then such action or inaction shall be deemed not to constitute a breach of Section 5.2(a) or 5.2(b); provided, however, that such direction, authorization or consent, as applicable, of the board of directors of the Company shall be based on a resolution of the entire board of directors (and not the approval of merely the majority of the Continuing Directors, as contemplated by the Section 1.3(c)).

(d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person’s service. The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

(e) By not later than immediately prior to the Acceptance Time, the Company shall either (i) renegotiate all existing equipment leases that have change in control provisions so that the lessor no longer has the right to either demand accelerated rent or repossess the equipment by reason of the consummation of the Offer or the Merger, or (ii) if the Company shall have been unable to renegotiate all such leases in the manner described above, exercise its buyout option with respect to all of such leases that have not been renegotiated, with the result that the Company shall obtain fee ownership in all such equipment and the lessors’ rights with respect to such equipment shall be terminated. If the Company becomes obligated to exercise such buyout option, but determines in good faith that it has inadequate funds to do so, then the Company shall promptly notify Parent of the amount of funds so required and provide Parent with reasonable documentary evidence supporting such calculation, and Parent shall thereafter either (A) make such funds available to the Company (which the Company shall use solely for the purpose of exercising such buyout option), or (B) waive the Company’s obligation to exercise such buyout option.

(f) During the Pre-Closing Period, Parent shall not, and shall cause its Subsidiaries not to, take any adverse action with respect to the Company that (i) is inconsistent with actions previously taken by Parent or its Subsidiaries in their existing commercial relationship with the Company prior to the date of this Agreement or (ii) impairs, in any material respect, the business, financial condition or results of operations of the Company (it being understood that during the Pre-Closing Period each of Parent and the Company shall continue to operate their businesses with a view towards maximizing the success of their individual businesses).

(g) During the Pre-Closing Period, the Company shall not take any adverse action with respect to Parent that (i) is inconsistent with actions previously taken by the Company in its existing commercial relationship with Parent prior to the date of this Agreement or (ii) impairs, in any material respect, the business, financial condition or results of operations of Parent (it being understood that during the Pre-Closing Period each of Parent and the Company shall continue to operate their businesses with a view towards maximizing the success of their individual businesses).

5.3. No Solicitation; Etc.

(a) Subject to Sections 5.3(c) and 5.3(g), during the Pre-Closing Period, the Company shall not directly or indirectly, and shall not cause or permit any Representatives of the Company to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Company’s and its Representatives’ interactions with Parent, Acquisition Sub and their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of the Company that, if taken by the Company would constitute a breach of this Section 5.3, shall be deemed to constitute a breach of this Section 5.3 by the Company (whether or not such Representative is purporting to act on behalf of the Company).

(b) [Intentionally deleted].

(c) Nothing in this Agreement shall prohibit the Company or its board of directors from furnishing non-public information regarding the Company to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any Person and its Representatives in response to a written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) which the board of directors of the Company determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a Superior Proposal if (i) neither the Company nor any Representative of the Company shall have breached in any material respect any of the provisions set forth in this Section 5.3, (ii) the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (iii) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, (A) the Company gives written notice to Parent of the identity of such Person and of the Company’s decision to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the confidentiality provisions and use restrictions of the Confidentiality Agreement, and (iv) contemporaneously with or prior to furnishing any such non-public information to such Person, the Company Makes Available to Parent all such non-public information (to the extent such non-public information has not been previously Made Available to Parent).

(d) If the Company or any of its Representatives receives an Acquisition Proposal or any request for non-public information at any time during the Pre-Closing Period (other than from Parent, Acquisition Sub or their respective Representatives), then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or request) advise Parent in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request and the material terms thereof) and provide Parent with a copy of such Acquisition Proposal or request if it is in writing. The Company shall keep Parent promptly informed with respect to any material development relating to such Acquisition Proposal or request and any modification or proposed modification thereto, and provide Parent with copies of such development, modification and proposed modification if they are in writing.

(e) The Company shall immediately cease and cause to be terminated any existing discussions between the Company or any of its Representatives and any Person (other than Parent, Acquisition Sub and their respective Representatives) with respect to any Acquisition Proposal or Acquisition Inquiry pending as of the date of this Agreement.

(f) The Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which the Company is or becomes a party or under which the Company has or acquires any rights, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that this Section 5.3(f) shall not preclude the Company from responding to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” agreement and shall not require the Company to enforce or cause to be enforced its rights under such “standstill” agreement relating to the submission of such unsolicited Acquisition Proposal. The Company also shall promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company.

(g) Notwithstanding any other provision in this Agreement to the contrary:

(i) Subject to the Company’s right to make a Recommendation Change (as defined below) to the extent permitted by Section 5.3(g)(ii) or 5.3(g)(iii), the Company (1) consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (2) agrees that the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and that no resolution of the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent and Acquisition Sub if it shall no longer be unanimous) (any such withdrawal, modification or adoption being referred to in this Agreement as a “Recommendation Change”).

(ii) A Recommendation Change may be made at any time prior to the Acceptance Time if: (i) an Acquisition Proposal is made that did not result from a breach by the Company of any of the provisions of Section 5.3 ; (ii) at least one (1) day prior to the date of any meeting of the Company’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such Acquisition Proposal may constitute a Superior Proposal or whether such Acquisition Proposal may require the Company to make a Recommendation Change, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Acquisition Proposal; (iii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), (A) that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (B) that in light of such Acquisition Proposal, the failure to make a Recommendation Change, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (iv) the Company delivers to Parent a Superior Proposal Notice in accordance with Section 5.3(g)(iv) with respect to such Acquisition Proposal (including as an attachment the Specified Definitive Acquisition Agreement (as defined in Section 5.3(g)(iv)) relating to such Acquisition Proposal) and otherwise complies in all material respects with the notice, negotiation and other requirements set forth in Section 5.3(g)(iv) ; and (v) following the negotiation period(s) described in Section 5.3(g)(iv), the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), and after taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or to enter into an alternative transaction as a result of any negotiations contemplated by Section 5.3(g)(iv), that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, the failure to make a Recommendation Change could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(iii) A Recommendation Change may also be made at any time prior to the Acceptance Time if: (i) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to the Company but does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an

Acquisition Proposal being referred to in this Agreement as an “Intervening Event”); (ii) neither the Company nor any Representative of the Company had any Knowledge of such Intervening Event or, as of the date of this Agreement, could reasonably foresee that such Intervening Event would occur; (iii) at least one (1) day prior to the date of any meeting of the Company’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such Intervening Event may require a Recommendation Change, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event; (iv) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that, in light of such Intervening Event, the failure to make a Recommendation Change, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (v) a Recommendation Change is not made at any time within the period of four (4) business days after Parent receives written notice from the Company confirming that the Company’s board of directors has determined that the failure to make a Recommendation Change in light of such Intervening Event could reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (vi) during such four (4) business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that the failure to make a Recommendation Change in light of such Intervening Event could not reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and (vii) at the end of such four (4) business day period, the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that the failure to make a Recommendation Change could reasonably be expected to constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Legal Requirements in light of such Intervening Event (taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction as a result of the negotiations contemplated by clause “(vi)” above).

(iv) Notwithstanding anything to the contrary contained in Section 5.3(g)(ii), a Recommendation Change may not be made pursuant to Section 5.3(g)(ii), and this Agreement may not be terminated pursuant to Section 8.1(e), unless: (i) the board of directors of the Company shall have received an Acquisition Proposal that it has determined to be a Superior Proposal pursuant to Section 5.3(g)(ii) and shall have received from the Person making such Acquisition Proposal a definitive acquisition agreement, duly executed on behalf of such Person, providing for the consummation of the transaction contemplated by such Acquisition Proposal, or other duly executed summary of all of the terms of such Acquisition Proposal (in either case, the “Specified Definitive Acquisition Agreement”); (ii) not less than four (4) business days (or such longer period as provided below) prior to any such Recommendation Change pursuant to Section 5.3(g)(ii) and not less than four (4) business days (or such longer period as provided below) prior to any termination of this Agreement by the Company pursuant to Section 8.1(e), the Company shall have delivered to Parent a written notice (the “Superior Proposal Notice”) stating that the Company (or its board of directors) intends to take such action pursuant to Section 5.3(g)(ii) and/or Section 8.1(e) and intends to enter into the Specified Definitive Acquisition Agreement with respect to such Acquisition Proposal (it being understood and agreed that any determination to send to Parent, or actual delivery to Parent of, a Superior Proposal Notice shall not, in and of itself, constitute a Triggering Event); (iii) during the four (4) business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as such period may be extended as provided below), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; and (iv) any definitive written proposal made by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(iii)” above shall have been considered by the board of directors of the Company in good faith, and, after the expiration of the negotiation period described in clause “(iii)” above, the

Company’s board of directors shall have determined in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that such Acquisition Proposal still constitutes a Superior Proposal; provided, however, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Specified Definitive Acquisition Agreement relating to such amended Acquisition Proposal), and the negotiation period described in clause “(iii)” above shall be extended by an additional two (2) business days from the date of Parent’s receipt of such new Superior Proposal Notice, with respect to any such amendment.

(h) Nothing in this Agreement shall prohibit the Company or its board of directors from disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall first comply with Section 5.3(g)(iii) to the extent applicable to such disclosure and such disclosure may, to the extent provided herein, constitute a Triggering Event.

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1. Stockholder Approval; Proxy Statement.

(a) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, take all action necessary or advisable under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, as soon as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, the Company shall prepare and file with the SEC the Proxy Statement. Each of Parent and the Company shall use its reasonable efforts to (A) cause the Proxy Statement to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder), (B) respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and (C) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the date of this Agreement. The Company (x) shall give Parent reasonable opportunity to comment on any correspondence with the SEC or its staff regarding the Proxy Statement or any proposed material to be included in the Proxy Statement prior to its transmission to the SEC or its staff and (y) shall not transmit any such material to which Parent reasonably objects. The Company shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and shall correct promptly any information in the Proxy Statement if and to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement, promptly transmit such amendment or supplement to the Company’s stockholders.

(c) Notwithstanding anything to the contrary contained in this Agreement, if Parent, Acquisition Sub or any other Subsidiary of Parent shall own, by virtue of the Offer or otherwise, in the aggregate at least 90% of the outstanding shares of Company Common Stock, Parent, Acquisition Sub and the Company shall take all actions necessary and appropriate to cause the merger of Acquisition Sub into the Company to become effective as soon as practicable following the time such ownership is first obtained, without a stockholders’ meeting in accordance with Section 253 of the DGCL.

(d) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, Parent agrees to cause all shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiary of Parent to be present and voted in favor of the adoption of this Agreement at the Company Stockholders’ Meeting.

6.2. Company Options and Company Warrants.

(a) At the Acceptance Time, each Company Option that is outstanding and unexercised as of immediately prior to the Acceptance Time, whether or not vested, shall automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and cease to represent a right to acquire shares of Company Common Stock, and converted into the right (each, a “Right”) to receive the following:

(i) if the exercise price per share of such Company Option is less than the Per Share Consideration, then an amount of cash determined by multiplying (1) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Acceptance Time, times (2) the amount by which (x) the Per Share Consideration exceeds (y) the exercise price per share of such Company Option; and

(ii) if the exercise price per share of such Company Option is equal to or greater than the Per Share Consideration, then no cash.

The vesting terms previously applicable to any Company Option that is so cancelled and converted into a Right shall continue in full force and effect and in all respects apply to such Right, and the cash payable in respect of such Right, as set forth in clauses “(i)” and “(ii)” above, shall be delivered to the holder of such Right at such times and in the same percentages as the cancelled Company Option would have become vested in connection with or following the acquisition of shares by Acquisition Sub pursuant to the Offer and/or consummation of the Merger. For the avoidance of doubt, any vesting of a Company Option that occurs by reason of the acquisition of shares by Acquisition Sub pursuant to the Offer and/or consummation of the Merger (whether alone or in combination with any other event) shall be given effect by its application to the Right into which such Company Option shall be converted upon its cancellation. At the Acceptance Time, Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each such Company Option and corresponding Right.

(b) Within ten (10) business days following the Acceptance Time, Parent shall send to each former holder of a Company Option a written notice setting forth the amount of cash subject to each Right in respect of a Company Option.

(c) Prior to the Acceptance Time, the Company shall use commercially reasonable efforts to take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 6.2 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.2.

(d) At the Acceptance Time, each Company Warrant that is outstanding immediately prior to the Acceptance Time shall automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and cease to represent a right to acquire shares of Company Common Stock, and converted into the right to receive an amount of cash determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Acceptance Time, times (B) the amount by which (x) the Per Share Consideration exceeds (y) the exercise price per share of such Company Warrant.

(e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 6.2 such amounts as Parent or the Surviving Corporation is required to deduct and withhold under the Code, or any provision of state or local Tax law. Notwithstanding the foregoing, no deduction or withholding shall be made with respect to amounts payable in consideration for the Company Warrants if the holder thereof provides documentation reasonably requested by Parent or the Surviving Corporation that evidences that such deduction or withholding is not required.

6.3. Employees, Compensation and Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, all employees of the Company who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) will be provided with base salary, incentive compensation opportunities and employee benefits (excluding equity, equity-based and long-term incentive opportunities) that are no less favorable in the aggregate than that provided by the Company and immediately prior to the Effective Time. Parent agrees that the acquisition of shares of Company Common Stock by Acquisition Sub pursuant to the Offer shall be deemed a “change in control” and/or “change of control” for all purposes under each of the Company Employee Plans and Company Employee Agreements.

(b) If Parent elects not to maintain the Surviving Corporation’s health, vacation or 401(k) plans after the Effective Time, then, subject to any Legal Requirements: (i) all Continuing Employees shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Company prior to the Effective Time. Each such Continuing Employee will receive credit for purposes of eligibility to participate, level of benefits, vesting and vacation, sick and personal time off (but not for purposes of benefit accrual) under such plan, program or policy for years of service with the Company, provided that such credit does not result in a duplication of benefits, compensation, incentive or otherwise. Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent’s employee benefit plans in which Continuing Employees are eligible to participate after the Effective Time to be waived with respect to such Continuing Employees and their eligible dependents, and shall provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year in which the Effective Time occurs for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of Parent’s employee benefit plans in which they are eligible to participate after the Effective Time.

(c) Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 6.4(a)) to the extent of their respective rights pursuant to Section 6.4, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 6.3(c) shall limit the effect of Section 9.9.

(d) Unless otherwise requested by Parent in writing at least two (2) days prior to the Acceptance Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the date on which the Acceptance Time occurs written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(e) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any ERISA Affiliate shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which shall not be unreasonably withheld.

6.4. Indemnification of Officers and Directors.

(a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current (as of the Effective Time) or former directors or officers of the Company (each, an “Indemnified Person”) as provided in the Charter Documents or in any Indemnification Agreement (as defined below) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Charter Documents as in effect as of the date of this Agreement or in any Indemnification Agreements, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Person; provided, however, that all rights to exculpation, indemnification and advancement of expenses in favor of such Indemnified Person in respect of any Action (as defined in Section 5.5(b)) pending or asserted or any claim made against them within such six-year period shall continue until the final disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4. For purposes of this Agreement, “Indemnification Agreement” shall mean any indemnification agreement between the Company and an Indemnified Person, as such agreement is in effect as of the date of this Agreement.

(b) Without limitation of any superior rights in the Charter Documents or any Indemnification Agreement, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Person to the fullest extent permitted by applicable Legal Requirements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) arising out of, relating to or in connection with any action or omission by such Indemnified Person occurring or alleged to have occurred at or before the Effective Time (whether such Action is asserted or claimed prior to, at or after the Effective Time) in connection with such Indemnified Person serving as an officer or director of the Company or at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such Action.

(c) Prior to the Effective Time, the Company shall purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “Existing D&O Policies”) with respect to matters arising at or before the Effective Time, covering without limitation the Contemplated Transactions (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost equal to or less than 300% of the aggregate annual premiums paid by the Company during the most recent policy year for the Existing D&O Policies (the “Maximum Premium Amount”), the Company shall purchase the best coverage as is reasonably available for such amount. Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event that any of the carriers issuing or reinsuring the Tail Policy shall become insolvent or otherwise financially distressed such that any of them is unable to satisfy its financial obligations under the Tail

Policy at any time during the aforementioned six-year period, Parent agrees that it shall, from time to time, cause the Tail Policy to be replaced with another prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the Tail Policy, with a term extending for the remainder of such six-year period (the “New Tail Policy”); provided, however, that in no event shall the maximum amount that Parent is required to expend to obtain any New Tail Policy under this Section 6.4(c) exceed the amount by which the Maximum Premium Amount exceeds the sum of (i) the premium paid by the Company for the Tail Policy plus (ii) the aggregate premium(s) paid by Parent and the Surviving Corporation to obtain any other New Tail Policy. In such event, references in this Agreement to the Tail Policy shall be deemed to include any New Tail Policy, as applicable.

(d) The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Company or the Surviving Corporation, under any other indemnification arrangement, under the DGCL or otherwise. The provisions of this Section 6.4 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(e) This Section 6.4 shall be binding on Parent and the Surviving Corporation and their successors and assigns.

6.5. Regulatory Approvals and Related Matters.

(a) Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement and in any event within ten (10) business days, prepare and file: (i) the notification and report forms required to be filed under the HSR Act in connection with the Offer, the Merger and the other Contemplated Transactions; and (ii) if required in connection with the Offer, the Merger and the other Contemplated Transactions, all notifications and other documents under all applicable foreign antitrust- or competition-related Legal Requirements. The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Company, provided that any such action is conditioned upon the consummation of the Offer or the Merger.

(b) Subject to the limitations set forth in Section 6.5(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to the limitations set forth in Section 6.5(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Offer and the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement by such party or any of its Subsidiaries in connection with the Offer and the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions (including the notification and report forms filed under the HSR Act and other written correspondence with the Federal Trade Commission or the Department of Justice, or with any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters), and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each of Parent and the Company shall promptly deliver to the other party a copy of each such filing or other submission made, each notice given and each Consent obtained. Subject to applicable Legal Requirements and the instructions of any Governmental Body, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, from any Governmental Body and/or third party with respect to such Contemplated Transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Body in respect of any filing, investigation or other inquiry in connection with the Contemplated Transactions.

(c) Notwithstanding anything to the contrary contained in this Section 6.6 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to take any of the following actions, if Parent determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Parent, any of Parent’s Subsidiaries or the Surviving Corporation in any adverse way: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.6. Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the discovery by the Company of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or would make the failure of any such condition reasonably likely. No notification given to Parent pursuant to this Section 6.6(a) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of the discovery by Parent of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent or Acquisition Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or would make the failure of any such condition reasonably likely. No notification given to the Company pursuant to this Section 6.6(b) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or Acquisition Sub contained in this Agreement.

6.7. Public Announcements. Parent and the Company shall consult with one another before any press release is issued by a party hereto or any public statement is made by a party hereto with respect to the Offer, the Merger or any of the other Contemplated Transactions. Except as otherwise required or permitted by this Agreement, the parties to this Agreement shall not, and shall not permit any of their respective Subsidiaries or Representatives to, make any public disclosure regarding the Offer, the Merger or any of the other Contemplated Transactions unless (a) the other parties shall have approved such disclosure (which approval shall not be unreasonably withheld, conditioned or delayed) or (b) such disclosure is required by applicable Legal Requirements.

6.8. [Intentionally deleted].

6.9. [Intentionally deleted].

6.10. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Merger or any of the other Contemplated Transactions or the Stockholder Agreements, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.11. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

6.12. Peet’s Merger Agreement. Concurrently with the execution of this Agreement, the Company will terminate the Peet’s Merger Agreement in accordance with its terms.

Section 7. CONDITIONS PRECEDENT TO THE MERGER

The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1. Stockholder Approval. If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.2. No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.2, each party shall have used its commercially reasonable efforts to have any such injunction, order or Legal Requirement or other prohibition lifted.

7.3. [Intentionally deleted].

7.4. Consummation of Offer. Shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall have been accepted for payment and paid for pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

SECTION 8. TERMINATION

8.1. Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company at any time prior to the Effective Time if any U.S. court of competent jurisdiction or other U.S. Governmental Body having authority over Parent, Acquisition Sub or the Company shall have issued a final and nonappealable judgment, order, injunction, writ or decree, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting (A) prior to the Acceptance Time, the acquisition of, or the acceptance for payment or the delivery of consideration for, shares of Company Common Stock pursuant to the Offer or (B) prior to the Effective Time, the Merger, (ii) prior to the Acceptance Time, making the acquisition of or delivery of consideration for shares of Company Common Stock pursuant to the Offer illegal, or (iii) prior to the Effective Time, making the consummation of the Merger illegal; provided, however, that (1) the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used commercially reasonable efforts to resist or lift such judgment, order, injunction, writ or decree and (2) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such judgment, order, injunction, writ or decree is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

(c) by either Parent or the Company at any time after February 15, 2010 (the “Termination Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or prior to the Termination Date; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Acceptance Time to occur on or prior to the Termination Date is attributable to the failure of such party to fulfill any of its obligations under this Agreement; provided further that, if, on the original Termination Date, the condition set forth in clause “(f)” of Exhibit B shall not have been satisfied or fulfilled but all other conditions to the Offer shall have been satisfied or fulfilled or shall be capable of being satisfied or fulfilled, then the Termination Date shall automatically be extended until June 15, 2010;

(d) by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(e) by the Company at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into the Specified Definitive Acquisition Agreement relating to such Superior Proposal, if (i) such Superior Proposal shall not have resulted from a breach by the Company of any of the provisions of Section 5.3, (ii) the Company and its board of directors shall have satisfied in all material respects all of the notice, negotiation and other requirements set forth in Section 5.3(g) with respect to such Superior Proposal and the negotiation period(s) described in Section 5.3(g)(iii) shall have expired, (iii) the Company shall have, or shall have caused to be, paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c), and (iv) the Company enters into the Specified Definitive Acquisition Agreement relating to such Superior Proposal immediately following the termination of this Agreement;

(f) by Parent at any time prior to the Acceptance Time if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that the condition set forth in clause “(a)” of Exhibit B or the condition set forth in clause “(b)” of Exhibit B would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in clause “(c)” of Exhibit B would not be satisfied; provided, however, that if such inaccuracy or breach is curable by the Company within 30 days after receiving notice thereof and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which the Company receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner such that such inaccuracy or breach no longer results in the applicable condition set forth in Exhibit B not being satisfied;

(g) by the Company at any time prior to the Acceptance Time if: (i) Parent’s representations and warranties contained in this Agreement shall have failed to be accurate in all respects as of the date of this Agreement or shall have failed to be accurate in all respects as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), and the inaccuracy in such representations and warranties has had or could reasonably be expected to have or result in a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded; (ii) Parent or Acquisition Sub shall have materially failed to comply with or perform its obligations under Sections 1.1(a) or 6.5(a); or (iii) Parent or Acquisition Sub shall have materially failed to comply with or perform each covenant set forth in this Agreement (other than the covenants set forth in Section 8.1(g)(ii) above) that Parent or Acquisition Sub is required to comply with or perform, and such failure has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; provided, however, that if any inaccuracy or breach described in clause “(i),” clause “(ii)” or clause “(iii)” above is curable by Parent or Acquisition Sub within 30 days after receiving notice thereof and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which Parent receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner such that such inaccuracy or breach no longer has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; or

(h) by Parent at any time prior to the Acceptance Time if a Company Material Adverse Effect shall have occurred; provided, however, that if the Company can reasonably expect to cause such Company Material Adverse Effect to no longer constitute a Company Material Adverse Effect prior to June 15, 2010 and the Company is continuing to exercise reasonable efforts to cause such Company Material Adverse Effect to no longer constitute a Company Material Adverse Effect, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such Company Material Adverse Effect prior to the expiration time of the Offer.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3 and

Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the termination of this Agreement shall not relieve any party from any liability for any prior material breach of any covenant or obligation contained in this Agreement and shall not relieve any party from any liability for any material breach of any representation or warranty contained in this Agreement, and (c) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for payment pursuant to the Offer prior to such termination. Notwithstanding anything herein to the contrary, (i) except with respect to any liability of the Company for any willful or intentional breach of any covenant or obligation contained in this Agreement, the payment of the Termination Fee (as defined below) shall be the exclusive remedy of Parent and Acquisition Sub with respect to a termination of this Agreement pursuant to Sections 8.1(d) or 8.1(e) or a termination of this Agreement pursuant to Sections 8.1(c)) followed by payment of the Termination Fee pursuant to Section 8.3(b), and (ii) except with respect to any liability of Parent or Acquisition Sub for any willful or intentional breach of any covenant or obligation contained in this Agreement, the payment of the Parent Termination Fee (as defined below) pursuant to Section 8.3(d) shall be the exclusive remedy of the Company with respect to a termination of this Agreement pursuant to Sections 8.1(b), 8.1(c) or 8.1(g) primarily as a result of or primarily in connection with the failure of the condition set forth in clause “(f)” of Exhibit B to be satisfied or fulfilled.

8.3. Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not any shares are purchased pursuant to the Offer and whether or not the Merger is consummated.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), and (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced (and not withdrawn at least five (5) business days prior to the time of termination), and (iii) within one (1) year after the date of termination of this Agreement, (A) an Acquisition Transaction is consummated or (B) a definitive agreement contemplating an Acquisition Transaction is executed and such Acquisition Transaction is ultimately consummated, then the Company shall pay to Parent, in cash at the time such Acquisition Transaction (as it may have been modified, including any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, a nonrefundable fee in the amount of $8,517,000 (the “Termination Fee”); provided, however, that for purposes of clause “(iii)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%”.

(c) If this Agreement is terminated (i) by Parent at any time pursuant to Section 8.1(d) based upon the occurrence of a “Triggering Event”, or (ii) by the Company pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at the time specified in the next sentence, the Termination Fee. In the case of any termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company within two (2) business days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(d) In the event that the Company has not materially breached its obligations under Section 6.5 and this Agreement is terminated by Parent or the Company pursuant to Sections 8.1(b), 8.1(c) or 8.1(g), in each case primarily as a result of or primarily in connection with the failure of the condition set forth in clause “(f)” of Exhibit B to be satisfied or fulfilled, then Parent shall pay to the Company, in cash, a nonrefundable fee in the amount of the Parent Termination Fee within two (2) business days following such termination.

(e) If the Company fails to pay when due any amount payable under Section 8.3(b) or Section 8.3(c), then (i) the Company shall reimburse Parent for all reasonable costs and expenses (including fees and disbursements of legal counsel) actually incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on any amount that is overdue (for the period during which such amount is overdue) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

(f) If Parent fails to pay when due any amount payable under Section 8.3(d), then (i) Parent shall reimburse the Company for all reasonable costs and expenses (including fees and disbursements of legal counsel) actually incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 8.3, and (ii) Parent shall pay to the Company interest on any amount that is overdue (for the period during which such amount is overdue) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

Section 9. MISCELLANEOUS PROVISIONS

9.1. Amendment. Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which under applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2. Parent Guarantee. Parent shall cause Acquisition Sub to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Merger and the other Contemplated Transactions.

9.3. Waiver.

(a) Subject to Section 1.3, at any time prior to the Effective Time, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which would require the approval of the Company’s stockholders under applicable Legal Requirements without the approval of such stockholders.

(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4. No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

9.5. Entire Agreement; Counterparts. Without limiting Section 8.2, this Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.6. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.7. Disclosure Schedule. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Disclosure Schedule shall not be deemed an admission that such item is material or that such item constitutes or is reasonably likely to result in a Company Material Adverse Effect. The Disclosure Schedule shall be arranged in separate parts corresponding to the sections contained in Section 3. However, descriptive headings in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Disclosure Schedule shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

9.8. Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.9. Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and except as otherwise provided in Section 6.4, shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by any party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than (i) the parties hereto and (ii) the Indemnified Persons to the extent of their respective rights pursuant to Section 6.4).

9.10. Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, VT 05676

Attention: General Counsel

Facsimile: (802) 882-4400

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, MA 02110

Attention: Jane D. Goldstein

Facsimile: (617) 951-7050

if to the Company:

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, CA 92614

Attention: Chief Financial Officer

Facsimile: (949) 260-6726

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention: John M. Williams

Facsimile: (949) 451-4220

9.11. Cooperation. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.12. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.13. Enforcement. In the event of any breach or threatened breach by Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary or damages remedy: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

9.14. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

/s/ Howard Malovany

By:
Name:	Howard Malovany
Title:	Vice President, Corporate General Counsel and Secretary

PEBBLES ACQUISITION SUB, INC.

/s/ Frances G. Rathke

By:
Name:	Frances G. Rathke
Title:	Vice President, Finance and Chief Financial Officer

DIEDRICH COFFEE, INC.

/s/ Sean M. McCarthy

By:
Name:	Sean M. McCarthy
Title:	CFO

SIGNATURE PAGE

TO

AGREEMENT AND PLAN OF MERGER

EXHIBITS

Exhibit A	–	Certain Definitions

Exhibit B	–	Conditions to the Offer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Exhibit B):

Acceptance Time. “Acceptance Time” shall mean the first time as of which Acquisition Sub accepts any shares of Company Common Stock for payment pursuant to the Offer.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries or by any of their respective Representatives on their behalf) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries or by any of their respective Representatives on their behalf) relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions with any Person other than Parent or Acquisition Sub or any of their respective Subsidiaries involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to the Company or any Company Affiliate.

Company Board Recommendation. “Company Board Recommendation” shall mean the recommendation of the Company’s board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt the Agreement.

Exhibit A-1

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which the Company is a party, by which the Company or any of its assets are bound or pursuant to which the Company has any rights.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Associate, other than: (i) any such Contract which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit; (ii) any Company Employee Plan; and (iii) any Foreign Plan.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; and (b) with respect to which the Company or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that Company Employee Agreements and Foreign Plans shall not be considered Company Employee Plans.

Company Equity Plan. “Company Equity Plan” shall mean any of the following, in each case as amended: the Diedrich Coffee, Inc. 2000 Equity Incentive Plan; the 2000 Non-Employee Directors Stock Option Plan; the Amended and Restated Diedrich Coffee, Inc. 1996 Stock Incentive Plan; the Diedrich Coffee, Inc. 1996 Non-Employee Directors Stock Option Plan; and the J. Russell Phillips Stock Option Agreement.

Company IP. “Company IP” shall mean all material Intellectual Property and Intellectual Property Rights that the Company owns (or purports to own) or in which the Company has (or purports to have) an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has had or could reasonably be expected to have or result in a material adverse effect on, (1) the business, financial condition or results of operations of the Company or (2) the ability of the Company to consummate the Contemplated Transactions, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Company operates, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, or (F) any stockholder class action or derivative litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; (ii) any adverse impact on the Company’s relationships with employees, customers and suppliers of the Company that is attributable to the announcement or pendency of the Agreement and the Contemplated Transactions, or any other adverse impact on the Company that is directly (and to the extent) attributable to the announcement and pendency of the Contemplated Transactions; (iii) any failure after the date of the Agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of Company Common Stock, in and of itself; or (iv) the taking of any action required to be taken by the Company pursuant to the Agreement or specifically instructed or consented to, in advance and in

Exhibit A-2

writing, by Parent; provided that, (x) in the case of each of clauses “(i)(A),” “(i)(B),” (i)(C),” (i)(D)” and “(i)(E)” above, the exception shall apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact the Company relative to other participants in the industry or industries in which the Company conducts its business and (y) any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(i)(F)” of the preceding sentence, or underlying, causing or contributing to any failure or decline of the type referred to in clause “(iii)” of the preceding sentence, in each case that are not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been or would be a Company Material Adverse Effect.

Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested; provided that the Top-Up Option shall not be considered a Company Option.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or current privacy policy of the Company, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of the Company; (b) the collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.

Company Product. “Company Product” shall mean any product or service that the Company manufactured, marketed, distributed, leased (as lessor), licensed (as licensor) or sold at any time since January 1, 2008.

Company Warrants. “Company Warrants” shall mean all warrants to acquire shares of Company Common Stock from the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of November 19, 2009, between the Company and Parent, as amended through the date hereof.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean: (i) all actions and transactions contemplated by the Agreement, including (A) the Offer and the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, and (B) the Merger; and (ii) all actions and transactions contemplated by the Stockholder Agreements.

Exhibit A-3

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any amendments to any of the foregoing.

Designated Representations. “Designated Representations” shall mean the representations and warranties of the Company contained in Section 3.3 of the Agreement.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.7 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL. “DOL” shall mean the United States Department of Labor.

Employee Plans. “Employee Plans” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plans, program, practice agreement or commitment and each other employee benefit plan or arrangement, whether written, unwritten or otherwise, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to or required to be contributed to by the Company and with respect to which the Company has or may have any liability or obligation.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean any (a) plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which the Company is required to contribute or under which the Company has or may have any material liability, (b) Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States or (c) Employee Plan that covers or has covered any former or current employee, consultant or director of the Company whose services are or have been performed primarily outside of the United States.

Exhibit A-4

Former Subsidiary. “Former Subsidiary” shall mean Praise U.S. Holdings, Inc., a Delaware corporation.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market LLC and the Financial Industry Regulatory Authority).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), recipes, tools, files, records and data, all schematics, test methodologies, prototypes, processes, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, proprietary information, protocols, schematics, specifications, software, software code (in any form, including firmware, source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights (collectively with those rights in clause “(f)”, “Trademarks”); (c) trade secret rights; (d) patent and industrial property rights (collectively with those rights in clause “(f)”, “Patents”); (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any of the members of its board of directors or any of its executive officers has actual knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Exhibit A-5

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that such information, document or material was made available by the Company to Parent or by Parent to the Company, as applicable, for review prior to the execution of the Agreement, by either (i) physically delivering such information to the recipient, (ii) delivering such information to the recipient in electronic format, whether via email or contained in a disc or other memory device, or (iii) by making such information available to the recipient in a virtual data room maintained by such party or otherwise in connection with the Contemplated Transactions.

Open Source License. “Open Source License” shall mean any license that has been designated as an approved “open source license” on www.opensource.org (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

Order. “Order” shall mean any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, par value $0.10 per share, of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has or could reasonably be expected to have or result in a material adverse effect on, (i) the business, financial condition or results of operations of Parent or (ii) the ability of Parent or Acquisition Sub to consummate the Contemplated Transactions, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which Parent operates, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, or (F) any stockholder class action or derivative litigation commenced against Parent since the date of the Agreement and arising from allegations of breach of fiduciary duty of Parent’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by Parent with respect to the Agreement; (ii) any adverse impact on Parent’s relationships with employees, customers and suppliers of Parent that is attributable to the announcement or pendency of the Agreement and the Contemplated Transactions, or any other adverse impact on Parent that is directly (and to the extent) attributable to the announcement and pendency of the Contemplated Transactions; (iii) any failure after the date of the Agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of Parent Common Stock, in and of itself; or (iv) the taking of any action required to be taken by Parent or Acquisition Sub pursuant to by the Agreement or specifically instructed or consented to, in advance and in writing, by the Company; provided that, (x) in the case of each of clauses “(i)(A),” “(i)(B),” (i)(C),” (i)(D)” and “(i)(E)” above, the exception shall apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact Parent relative to other participants in the industry or industries in which Parent conducts its business, and (y) any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(i)(F)” of the preceding sentence, or underlying, causing or contributing to any failure or decline of the type referred to in clause “(iii)” of the preceding sentence, in each case that are not otherwise excluded from the definition of a Parent Material Adverse Effect, may be taken into account in determining whether there has been or would be a Parent Material Adverse Effect.

Parent Termination Fee. “Parent Termination Fee” shall mean (A) with respect to any termination pursuant to Section 8.3(d) that is effective prior to February 15, 2010, $8,517,000, (B) with respect to any such termination that is effective on or after February 15, 2010 and prior to April 15, 2010, $9,517,000, (C) with respect to any such termination that is effective on or after April 15, 2010 and prior to June 15, 2010, $10,517,000, and (D) with respect to any such termination that is effective on or after June 15, 2010, $11,517,000.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Exhibit A-6

Personal Data. “Personal Data” shall include (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of the Company from users of Company Products or any website of the Company.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all granted Patents, registered copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal. “Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding shares of Company Common Stock or the Company’s assets, that (a) was not obtained or made as a direct or indirect result of a breach of the Agreement and (b) is on terms and conditions that the board of directors of the Company (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with the Company’s financial advisors and outside counsel, and after taking into account the likelihood and timing of consummation of the purchase transaction contemplated by such Superior Proposal, to be more favorable from a financial point of view to the Company’s stockholders than the Transaction.

Tax. “Tax” shall mean any tax (including any tax based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff or duty (including any customs duty) and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body relating to Taxes.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to make a Company Board Recommendation or shall have made a Recommendation Change, or shall have taken any other action publicly that would cause a reasonable observer to conclude that the board of directors of the Company does not unanimously support the Offer or the Merger;

Exhibit A-7

(ii) following the disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, within ten (10) business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iii) the board of directors of the Company shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal (other than a confidentiality agreement executed and delivered in accordance with clause “(3)” of Section 5.3(c) of the Agreement); or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a third party and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Year-End Balance Sheet. “Year-End Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 24, 2009, included in the Company’s Report on Form 10-K for the fiscal year then ended, as filed with the SEC on September 22, 2009.

Exhibit A-8

EXHIBIT B

CONDITIONS TO THE OFFER

The obligation of Acquisition Sub to accept for payment and deliver consideration for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(j)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for payment or deliver consideration for, and may delay the acceptance for payment or the delivery of consideration for, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not be satisfied by midnight, Eastern Time, on the expiration date of the Offer (taking into account any extensions made pursuant to Section 1.1(d)), or (ii) any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a) each of the Designated Representations shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(b) each of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), except where the failure of such representations and warranties to be accurate, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(c) each covenant set forth in the Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d) since the date of the Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(e) Parent and the Company shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(d)” of this Exhibit B have been duly satisfied;

(f) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

(g) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger shall have been issued by any court of competent jurisdiction or other

Exhibit B-1

Governmental Body having authority over Parent, Acquisition Sub or the Company and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger illegal;

(h) there shall not be pending, or threatened in writing, any Legal Proceeding by any Governmental Body having authority over Parent, Acquisition Sub or the Company challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other Contemplated Transactions;

(i) no Triggering Event shall have occurred; and

(j) the Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent.

Exhibit B-2